SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) is September 18, 2006
ENERGY WEST, INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

MONTANA	0-14183	81-0141785

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or jurisdiction)		Number)

1 First Avenue South, Great Falls, Montana	59401

(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: (406) 791-7500
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On August 25, 2006, Energy West, Incorporated (the “Company”) entered into an Employment Agreement with Kevin J. Degenstein. Under the employment agreement, Mr. Degenstein will serve as the Company’s Senior Vice President of Operations. The term of the employment agreement commenced on September 18, 2006, and will continue until terminated as a result of Mr. Degenstein’s death or disability, by the Company for “Cause” (as defined in the employment agreement), by the Company without Cause, or by Mr. Degenstein, either with or without “Good Reason” (as defined in the employment agreement).
Under the employment agreement, the Company will pay Mr. Degenstein a base salary of $150,000 per year, subject to increase at the discretion of the Company’s Board of Directors. Mr. Degenstein also will be eligible to receive option grants under the Company’s stock option plans and to participate in all other Company savings, retirement, and welfare plans that are applicable generally to the Company’s employees and/or senior executive offices. Mr. Degenstein also will be entitled to receive vacation and fringe benefits in accordance with the Company’s plans, practices, programs, and policies. In addition, the Company will reimburse Mr. Degenstein for moving expenses actually incurred during the first six months of employment, up to a maximum of $20,000.
Upon termination of employment for any reason, the Company will pay Mr. Degenstein a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, the Company will provide benefit continuation or conversion rights (including COBRA), as provided under Company benefit plans, and vested benefits under Company benefit plans. If the employment agreement is terminated for “Good Reason” or “without Cause”, Mr. Degenstein will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination. In addition, if the termination occurs within 24 months of the effective date of the agreement, the Company will reimburse Mr. Degenstein for moving expenses actually incurred during the first six months following the termination, up to a maximum of $20,000. Payment of these severance benefits is expressly conditioned upon receipt by the Company of an enforceable waiver and release from Mr. Degenstein in a form reasonably satisfactory to the Company.
The employment agreement also includes provisions that (a) prohibit Mr. Degenstein from disclosing the Company’s confidential information; (b) require him to avoid conflicts of interest and disclose to the Company’s Board of Directors any facts that might involve a conflict of interest with the Company; and (c) a prohibit Mr. Degenstein from soliciting employees, customers, or clients of the Company during the term of the agreement and for a period of two years following the termination of the agreement.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On September 18, 2006, the Company announced that Tim Good, the Company’s Vice President for Natural Gas Operations, will retire from the Company effective September 30, 2006.
Also on September 18, 2006, the Company announced that it has hired Kevin J. Degenstein as its Senior Vice President of Operations. The terms of Mr. Degenstein’s employment agreement are described under Item 1.01, “Entry Into a Material Definitive Agreement.” Prior to joining the Company, Mr. Degenstein was employed by EN Engineering, where he served as Vice President of Distribution from January 2002 until December 2003 and as Vice President of Technology from January 2004 until August 2006. Mr. Degenstein was employed by Nicor Gas from June 1982 until January 2001, most recently as its Chief Engineer.

Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
     Not applicable.
(b) Pro Forma Financial Information
     Not applicable.
(c) Exhibits.

Exhibit No.	Item
10.01	Employment Agreement between Energy West, Incorporated and Kevin J. Degenstein, effective September 18, 2006
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY WEST, INCORPORATED
Dated: September 18, 2006	By:	/s/ John C. Allen
John C. Allen
Senior Vice President and General Counsel

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